Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-256453 and 333-274081) and Form S-8 (Nos. 333-257180, 333-261461, 333-265690, 333-274089, and 333-278004) of Finance of America Companies Inc. (the Company) of our report dated March 14, 2025, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
Philadelphia, Pennsylvania

March 14, 2025

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.